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                                                                    EXHIBIT 99.1

COR Therapeutics, Inc. Announces Proposed $150
Million Convertible Subordinated Note Offer

South San Francisco, CA; Feb. 15, 2000--COR Therapeutics,
Inc. (Nasdaq:CORR) announced today that it proposes to offer a new issue of $150 million of Convertible Subordinated Notes due 2007 (the "Notes").

The Notes will be convertible into COR Therapeutics Common Stock, at the option of the holder, at a price to be determined. The Company may also issue up to an additional $50 million of Notes to cover over-allotments in connection with the offering.

COR Therapeutics intends to use the proceeds of the sale for marketing and selling activities related to INTEGRILIN(R) (eptifibatide) Injection, research and development activities and general corporate purposes.

The Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results of the Company's activities may differ significantly from the potential results discussed in such forward-looking statements. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. A full discussion of COR Therapeutics' operations and financial condition, and specific factors that could cause the Company's actual performance to differ from current expectations, can be found in the Company's SEC reports, including, but not limited to, the Company's Report on Form 10-Q for the quarter ended September 30, 1999, and Report on Form 10-K for the year ended December 31, 1998.

INTEGRILIN(R) is a registered trademark of COR Therapeutics, Inc.

Contact:
        COR Therapeutics, Inc.
        Jacquelyn A. Jeffries
        (650) 244-6893

        or Burns McClellan, Inc.
        Lisa Burns (Investors)
        Jonathan M. Nugent
        (212) 213-0006


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